As filed with the Securities and Exchange Commission

on June 5, 2026

Registration No. 333-292628

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ] Pre-Effective Amendment No.  ______

[X] Post-Effective Amendment No.  2

Fidelity Aberdeen Street Trust

 (Exact Name of Registrant as Specified in Charter)

Registrant’s Telephone Number: 617-563-7000

245 Summer Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Nicole Macarchuk, Secretary and Chief Legal Officer

245 Summer Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely to file as an exhibit the final opinion of Dechert LLP supporting the tax consequences of the reorganization (Exhibit 12 to Item 16) of this Registration Statement on Form N-14.

The Proxy Statement/Prospectus is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on March 6, 2026 (SEC accession number 0001133228-26-003150). The Statement of Additional Information is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on March 6, 2026 (SEC accession number 0001133228-26-003150).

PART C.

 OTHER INFORMATION

Item 15.	Indemnification

Pursuant to Del. Code Ann. title 12 § 3817, a Delaware statutory trust may provide in its governing instrument for the indemnification of its officers and trustees from and against any and all claims and demands whatsoever. Article X, Section 10.02 of the Trust Instrument sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Trust shall indemnify any present or past trustee or officer to the fullest extent permitted by law against liability, and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding in which he or she is involved by virtue of his or her service as a trustee or officer and against any amount incurred in settlement thereof. Indemnification will not be provided to a person adjudged by a court or other adjudicatory body to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties (collectively, “disabling conduct”), or not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust. In the event of a settlement, no indemnification may be provided unless there has been a determination, as specified in the Trust Instrument, that the officer or trustee did not engage in disabling conduct.

Pursuant to Section 11 of the Distribution Agreement, the Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the ground that the registration statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Issuer or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits

(1)	Amended and Restated Trust Instrument, dated March 7, 2024, is incorporated herein by reference to Exhibit (a) of Post-Effective Amendment No. 164.

(2)	Bylaws of the Trust, as amended and dated April 23, 2009, are incorporated herein by reference to Exhibit (b) of Fidelity Oxford Street Trust’s (File No. 002-77909) Post-Effective Amendment No. 62.

(3)	Not applicable.

(4)

Agreement and Plan of Reorganization between Fidelity Income Fund: Merging Funds and Fidelity Aberdeen Street Trust: Surviving Funds is incorporated herein by reference to Exhibit 1 to the Proxy Statement and Prospectus filed in Post-Effective Amendment No. 1.

(5)	Articles II, VII, IX, and X of the Amended and Restated Trust Instrument, dated March 7, 2024, is incorporated herein by reference to Exhibit (a) of Post-Effective Amendment No. 164.

(6)

(1)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(3) of Post-Effective Amendment No. 126.

(2)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(2) of Post-Effective Amendment No. 170.

(3)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 126.

(4)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 170.

(5)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 126.

(6)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(6) of Post-Effective Amendment No. 170.

(7)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 126.

(8)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 170.

(9)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(11) of Post-Effective Amendment No. 126.

(10)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 170.

(11)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(13) of Post-Effective Amendment No. 126.

(12)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 170.

(13)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 126.

(14)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 170.

(15)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(17) of Post-Effective Amendment No. 126.

(16)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(16) of Post-Effective Amendment No. 170.

(17)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(19) of Post-Effective Amendment No. 126.

(18)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 170.

(19)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(21) of Post-Effective Amendment No. 126.

(20)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(20) of Post-Effective Amendment No. 170.

(21)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(23) of Post-Effective Amendment No. 126.

(22)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(22) of Post-Effective Amendment No. 170.

(23)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 162.

(24)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 170.

(25)

Management Contract, dated March 7, 2024, between Fidelity Advisor Freedom 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(27) of Post-Effective Amendment No. 162.

(26)

Schedule A to the Management Contract, dated March 7, 2024, between Fidelity Advisor Freedom 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(26) of Post-Effective Amendment No. 170.

(27)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(27) of Post-Effective Amendment No. 126.

(28)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(28) of Post-Effective Amendment No. 170.

(29)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 126.

(30)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(31) of Post-Effective Amendment No. 126.

(31)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(32) of Post-Effective Amendment No. 126.

(32)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 126.

(33)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(34) of Post-Effective Amendment No. 126.

(34)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 126.

(35)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(36) of Post-Effective Amendment No. 126.

(36)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(37) of Post-Effective Amendment No. 126.

(37)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(38) of Post-Effective Amendment No. 126.

(38)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(39) of Post-Effective Amendment No. 126.

(39)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(40) of Post-Effective Amendment No. 126.

(40)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(41) of Post-Effective Amendment No. 126.

(41)

Management Contract, dated March 7, 2024, between Fidelity Flex Freedom Blend 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 162.

(42)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Flex Freedom Blend Income Fund (currently known as Fidelity Flex Freedom Blend Retirement Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(42) of Post-Effective Amendment No. 126.

(43)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(43) of Post-Effective Amendment No. 170.

(44)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 174.

(45)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 170.

(46)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(46) of Post-Effective Amendment No. 174.

(47)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(47) of Post-Effective Amendment No. 170.

(48)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(48) of Post-Effective Amendment No. 174.

(49)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 170.

(50)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(50) of Post-Effective Amendment No. 174.

(51)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(51) of Post-Effective Amendment No. 170.

(52)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(52) of Post-Effective Amendment No. 174.

(53)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 170.

(54)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(54) of Post-Effective Amendment No. 174.

(55)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(55) of Post-Effective Amendment No. 170.

(56)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(56) of Post-Effective Amendment No. 174.

(57)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(57) of Post-Effective Amendment No. 170.

(58)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(58) of Post-Effective Amendment No. 174.

(59)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 170.

(60)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(60) of Post-Effective Amendment No. 174.

(61)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 170.

(62)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(62) of Post-Effective Amendment No. 174.

(63)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 170.

(64)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(64) of Post-Effective Amendment No. 174.

(65)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(65) of Post-Effective Amendment No. 170.

(66)    Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(66) of Post-Effective Amendment No. 174.

(67)

Management Contract, dated March 7, 2024, between Fidelity Freedom 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 162.

(68)    Schedule A to the Management Contract, dated March 7, 2024, between Fidelity Freedom 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(68) of Post-Effective Amendment No. 174.

(69)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Retirement Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(69) of Post-Effective Amendment No. 174.

(70)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Retirement Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(70) of Post-Effective Amendment No. 174.

(71)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 139.

(72)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(72) of Post-Effective Amendment No. 170.

(73)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 139.

(74)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(74) of Post-Effective Amendment No. 170.

(75)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 139.

(76)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(76) of Post-Effective Amendment No. 170.

(77)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(65) of Post-Effective Amendment No. 139.

(78)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(78) of Post-Effective Amendment No. 170.

(79)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(67) of Post-Effective Amendment No. 139.

(80)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(80) of Post-Effective Amendment No. 170.

(81)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(69) of Post-Effective Amendment No. 139.

(82)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(82) of Post-Effective Amendment No. 170.

(83)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(71) of Post-Effective Amendment No. 139.

(84)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(84) of Post-Effective Amendment No. 170.

(85)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(73) of Post-Effective Amendment No. 139.

(86)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(86) of Post-Effective Amendment No. 170.

(87)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(75) of Post-Effective Amendment No. 139.

(88)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(88) of Post-Effective Amendment No. 170.

(89)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(77) of Post-Effective Amendment No. 139.

(90)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(90) of Post-Effective Amendment No. 170.

(91)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(79) of Post-Effective Amendment No. 139.

(92)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(92) of Post-Effective Amendment No. 170.

(93)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No. 139.

(94)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(94) of Post-Effective Amendment No. 170.

(95)

Management Contract, dated March 7, 2024, between Fidelity Freedom Blend 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(88) of Post-Effective Amendment No. 162.

(96)

Schedule A to the Management Contract, dated March 7, 2024, between Fidelity Freedom Blend 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(96) of Post-Effective Amendment No. 170.

(97)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund ) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(83) of Post-Effective Amendment No. 139.

(98)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund ) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(98) of Post-Effective Amendment No. 170.

(99)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(73) of Post-Effective Amendment No.133.

(100)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(95) of Post-Effective Amendment No. 162.

(101)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(75) of Post-Effective Amendment No.133.

(102)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(97) of Post-Effective Amendment No. 162.

(103)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(77) of Post-Effective Amendment No.133.

(104)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(99) of Post-Effective Amendment No. 162.

(105)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(79) of Post-Effective Amendment No.133.

(106)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(101) of Post-Effective Amendment No. 162.

(107)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No.133.

(108)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(103) of Post-Effective Amendment No. 162.

(109)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(83) of Post-Effective Amendment No.133.

(110)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(105) of Post-Effective Amendment No. 162.

(111)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(85) of Post-Effective Amendment No.133.

(112)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(107) of Post-Effective Amendment No. 162.

(113)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(87) of Post-Effective Amendment No.133.

(114)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(109) of Post-Effective Amendment No. 162.

(115)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(89) of Post-Effective Amendment No.133.

(116)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(111) of Post-Effective Amendment No. 162.

(117)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(91) of Post-Effective Amendment No.133.

(118)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(113) of Post-Effective Amendment No. 162.

(119)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(93) of Post-Effective Amendment No.133.

(120)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(115) of Post-Effective Amendment No. 162.

(121)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(95) of Post-Effective Amendment No.133.

(122)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(117) of Post-Effective Amendment No. 162.

(123)

Management Contract, dated March 7, 2024, between Fidelity Freedom Index 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(118) of Post-Effective Amendment No. 162.

(124)

Schedule A to the Amended and Restated Management Contract, dated March 7, 2024, between Fidelity Freedom Index 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(119) of Post-Effective Amendment No. 162.

(125)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund ) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(97) of Post-Effective Amendment No.133.

(126)

Schedule A to the Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund ) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(121) of Post-Effective Amendment No. 162.

(127)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Four-in-One Index Fund (currently known as Fidelity Multi-Asset Index Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(85) of Post-Effective Amendment No. 128.

(128)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(114) of Post-Effective Amendment No. 150.

(129)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2010 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(124) of Post-Effective Amendment No. 162.

(130)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(116) of Post-Effective Amendment No. 150.

(131)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2015 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(126) of Post-Effective Amendment No. 162.

(132)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(118) of Post-Effective Amendment No. 150.

(133)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2020 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(128) of Post-Effective Amendment No. 162.

(134)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(120) of Post-Effective Amendment No. 150.

(135)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2025 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(130) of Post-Effective Amendment No. 162.

(136)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(122) of Post-Effective Amendment No. 150.

(137)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2030 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(132) of Post-Effective Amendment No. 162.

(138)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(124) of Post-Effective Amendment No. 150.

(139)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2035 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(134) of Post-Effective Amendment No. 162.

(140)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(126) of Post-Effective Amendment No. 150.

(141)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2040 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(136) of Post-Effective Amendment No. 162.

(142)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(128) of Post-Effective Amendment No. 150.

(143)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2045 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(138) of Post-Effective Amendment No. 162.

(144)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(130) of Post-Effective Amendment No. 150.

(145)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2050 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(140) of Post-Effective Amendment No. 162.

(146)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(132) of Post-Effective Amendment No. 150.

(147)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2055 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(142) of Post-Effective Amendment No. 162.

(148)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(134) of Post-Effective Amendment No. 150.

(149)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2060 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(144) of Post-Effective Amendment No. 162.

(150)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(136) of Post-Effective Amendment No. 150.

(151)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date 2065 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(146) of Post-Effective Amendment No. 162.

(152)

Management Contract, dated March 7, 2024, between Fidelity Sustainable Target Date 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(147) of Post-Effective Amendment No. 162.

(153)

Schedule A to the Management Contract, dated March 7, 2024, between Fidelity Sustainable Target Date 2070 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(148) of Post-Effective Amendment No. 162.

(154)

Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Retirement Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(138) of Post-Effective Amendment No. 150.

(155)

Schedule A to the Management Contract, dated January 19, 2023, between Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Retirement Fund) and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(150) of Post-Effective Amendment No. 162.

(7)

(1)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2010 Fund, is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 126.

(2)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2015 Fund, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 126.

(3)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2020 Fund, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 126.

(4)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2025 Fund, is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 126.

(5)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2030 Fund, is incorporated herein by reference to Exhibit (e)(6) of Post-Effective Amendment No. 126.

(6)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2035 Fund, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 126.

(7)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2040 Fund, is incorporated herein by reference to Exhibit (e)(8) of Post-Effective Amendment No. 126.

(8)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2045 Fund, is incorporated herein by reference to Exhibit (e)(9) of Post-Effective Amendment No. 126.

(9)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2050 Fund, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 126.

(10)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2055 Fund, is incorporated herein by reference to Exhibit (e)(11) of Post-Effective Amendment No. 126.

(11)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2060 Fund, is incorporated herein by reference to Exhibit (e)(12) of Post-Effective Amendment No. 126.

(12)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2065 Fund is incorporated herein by reference to Exhibit (e)(13) of Post-Effective Amendment No. 126.

(13)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom 2070 Fund, is incorporated herein by reference to Exhibit (e)(14) of Post-Effective Amendment No. 162.

(14)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Advisor Freedom Income Fund, (currently known as Fidelity Advisor Freedom Retirement Fund), is incorporated herein by reference to Exhibit (e)(14) of Post-Effective Amendment No. 126.

(15)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2010 Fund, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 126.

(16)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2015 Fund, is incorporated herein by reference to Exhibit (e)(17) of Post-Effective Amendment No. 126.

(17)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2020 Fund, is incorporated herein by reference to Exhibit (e)(18) of Post-Effective Amendment No. 126.

(18)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2025 Fund, is incorporated herein by reference to Exhibit (e)(19) of Post-Effective Amendment No. 126.

(19)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2030 Fund, is incorporated herein by reference to Exhibit (e)(20) of Post-Effective Amendment No. 126.

(20)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2035 Fund, is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 126.

(21)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2040 Fund, is incorporated herein by reference to Exhibit (e)(22) of Post-Effective Amendment No. 126.

(22)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2045 Fund, is incorporated herein by reference to Exhibit (e)(23) of Post-Effective Amendment No. 126.

(23)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2050 Fund, is incorporated herein by reference to Exhibit (e)(24) of Post-Effective Amendment No. 126.

(24)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2055 Fund, is incorporated herein by reference to Exhibit (e)(25) of Post-Effective Amendment No. 126.

(25)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2060 Fund, is incorporated herein by reference to Exhibit (e)(26) of Post-Effective Amendment No. 126.

(26)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2065 Fund is incorporated herein by reference to Exhibit (e)(27) of Post-Effective Amendment No. 126.

(27)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend 2070 Fund, is incorporated herein by reference to Exhibit (e)(29) of Post-Effective Amendment No. 162.

(28)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Flex Freedom Blend Income Fund, (currently known as Fidelity Flex Freedom Blend Retirement Fund), is incorporated herein by reference to Exhibit (e)(28) of Post-Effective Amendment No. 126.

(29)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2010 Fund, is incorporated herein by reference to Exhibit (e)(30) of Post-Effective Amendment No. 128.

(30)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2015 Fund, is incorporated herein by reference to Exhibit (e)(31) of Post-Effective Amendment No. 128.

(31)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2020 Fund, is incorporated herein by reference to Exhibit (e)(32) of Post-Effective Amendment No. 128.

(32)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2025 Fund, is incorporated herein by reference to Exhibit (e)(33) of Post-Effective Amendment No. 128.

(33)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2030 Fund, is incorporated herein by reference to Exhibit (e)(34) of Post-Effective Amendment No. 128.

(34)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2035 Fund, is incorporated herein by reference to Exhibit (e)(35) of Post-Effective Amendment No. 128.

(35)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2040 Fund, is incorporated herein by reference to Exhibit (e)(36) of Post-Effective Amendment No. 128.

(36)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2045 Fund, is incorporated herein by reference to Exhibit (e)(37) of Post-Effective Amendment No. 128.

(37)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2050 Fund, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 128.

(38)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2055 Fund, is incorporated herein by reference to Exhibit (e)(39) of Post-Effective Amendment No. 128.

(39)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2060 Fund, is incorporated herein by reference to Exhibit (e)(40) of Post-Effective Amendment No. 128.

(40)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2065 Fund is incorporated herein by reference to Exhibit (e)(41) of Post-Effective Amendment No. 128.

(41)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom 2070 Fund, is incorporated herein by reference to Exhibit (e)(44) of Post-Effective Amendment No. 162.

(42)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Income Fund, (currently known as Fidelity Freedom Retirement Fund), is incorporated herein by reference to Exhibit (e)(42) of Post-Effective Amendment No. 128.

(43)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2010 Fund, is incorporated herein by reference to Exhibit (e)(44) of Post-Effective Amendment No. 128.

(44)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2015 Fund, is incorporated herein by reference to Exhibit (e)(45) of Post-Effective Amendment No. 128.

(45)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2020 Fund, is incorporated herein by reference to Exhibit (e)(46) of Post-Effective Amendment No. 128.

(46)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2025 Fund, is incorporated herein by reference to Exhibit (e)(47) of Post-Effective Amendment No. 128.

(47)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2030 Fund, is incorporated herein by reference to Exhibit (e)(48) of Post-Effective Amendment No. 128.

(48)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2035 Fund, is incorporated herein by reference to Exhibit (e)(49) of Post-Effective Amendment No. 128.

(49)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2040 Fund, is incorporated herein by reference to Exhibit (e)(50) of Post-Effective Amendment No. 128.

(50)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2045 Fund, is incorporated herein by reference to Exhibit (e)(51) of Post-Effective Amendment No. 128.

(51)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2050 Fund, is incorporated herein by reference to Exhibit (e)(52) of Post-Effective Amendment No. 128.

(52)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2055 Fund, is incorporated herein by reference to Exhibit (e)(53) of Post-Effective Amendment No. 128.

(53)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2060 Fund, is incorporated herein by reference to Exhibit (e)(54) of Post-Effective Amendment No. 128.

(54)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2065 Fund, is incorporated herein by reference to Exhibit (e)(55) of Post-Effective Amendment No. 128.

(55)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend 2070 Fund, is incorporated herein by reference to Exhibit (e)(59) of Post-Effective Amendment No. 162.

(56)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Blend Income Fund, (currently known as Fidelity Freedom Blend Retirement Fund), is incorporated herein by reference to Exhibit (e)(56) of Post-Effective Amendment No. 128.

(57)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2010 Fund, is incorporated herein by reference to Exhibit (e)(58) of Post-Effective Amendment No. 128.

(58)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2015 Fund, is incorporated herein by reference to Exhibit (e)(59) of Post-Effective Amendment No. 128.

(59)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2020 Fund, is incorporated herein by reference to Exhibit (e)(60) of Post-Effective Amendment No. 128.

(60)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2025 Fund, is incorporated herein by reference to Exhibit (e)(61) of Post-Effective Amendment No. 128.

(61)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2030 Fund, is incorporated herein by reference to Exhibit (e)(62) of Post-Effective Amendment No. 128.

(62)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2035 Fund, is incorporated herein by reference to Exhibit (e)(63) of Post-Effective Amendment No. 128.

(63)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2040 Fund, is incorporated herein by reference to Exhibit (e)(64) of Post-Effective Amendment No. 128.

(64)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2045 Fund, is incorporated herein by reference to Exhibit (e)(65) of Post-Effective Amendment No. 128.

(65)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2050 Fund, is incorporated herein by reference to Exhibit (e)(66) of Post-Effective Amendment No. 128.

(66)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2055 Fund, is incorporated herein by reference to Exhibit (e)(67) of Post-Effective Amendment No. 128.

(67)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2060 Fund, is incorporated herein by reference to Exhibit (e)(68) of Post-Effective Amendment No. 128.

(68)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2065 Fund is incorporated herein by reference to Exhibit (e)(69) of Post-Effective Amendment No. 128.

(69)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index 2070 Fund, is incorporated herein by reference to Exhibit (e)(74) of Post-Effective Amendment No. 162.

(70)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Freedom Index Income Fund, (currently known as Fidelity Freedom Index Retirement Fund), is incorporated herein by reference to Exhibit (e)(70) of Post-Effective Amendment No. 128.

(71)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Four-in-One Index Fund (currently known as Fidelity Multi-Asset Index Fund), is incorporated herein by reference to Exhibit (e)(71) of Post-Effective Amendment No. 128.

(72)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2010 Fund, is incorporated herein by reference to Exhibit (e)(72) of Post-Effective Amendment No. 150.

(73)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2015 Fund, is incorporated herein by reference to Exhibit (e)(73) of Post-Effective Amendment No. 150.

(74)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2020 Fund, is incorporated herein by reference to Exhibit (e)(74) of Post-Effective Amendment No. 150.

(75)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2025 Fund, is incorporated herein by reference to Exhibit (e)(75) of Post-Effective Amendment No. 150.

(76)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2030 Fund, is incorporated herein by reference to Exhibit (e)(76) of Post-Effective Amendment No. 150.

(77)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2035 Fund, is incorporated herein by reference to Exhibit (e)(77) of Post-Effective Amendment No. 150.

(78)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2040 Fund, is incorporated herein by reference to Exhibit (e)(78) of Post-Effective Amendment No. 150.

(79)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2045 Fund, is incorporated herein by reference to Exhibit (e)(79) of Post-Effective Amendment No. 150.

(80)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2050 Fund, is incorporated herein by reference to Exhibit (e)(80) of Post-Effective Amendment No. 150.

(81)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2055 Fund, is incorporated herein by reference to Exhibit (e)(81) of Post-Effective Amendment No. 150.

(82)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2060 Fund, is incorporated herein by reference to Exhibit (e)(82) of Post-Effective Amendment No. 150.

(83)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2065 Fund, is incorporated herein by reference to Exhibit (e)(83) of Post-Effective Amendment No. 150.

(84)

General Distribution Agreement, dated March 7, 2024, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date 2070 Fund, is incorporated herein by reference to Exhibit (e)(89) of Post-Effective Amendment No. 162.

(85)

General Distribution Agreement, dated January 19, 2023, between Fidelity Aberdeen Street Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Sustainable Target Date Income Fund, (currently known as Fidelity Sustainable Target Date Retirement Fund), is incorporated herein by reference to Exhibit (e)(84) of Post-Effective Amendment No. 150.

(86)

Form of Selling Dealer Agreement (most recently revised March 2024), is incorporated herein by reference to Exhibit (e)(27) of Fidelity Concord Street Trust’s (File No. 033-15983) Post-Effective Amendment No. 171.

(87)

Form of Bank Agency Agreement (most recently revised March 2024), is incorporated herein by reference to Exhibit (e)(28) of Fidelity Concord Street Trust’s (File No. 033-15983) Post-Effective Amendment No. 171.

(8)

Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Fixed Income and Asset Allocation Funds, effective as of September 15, 1995, as amended and restated as of March 10, 2016, is incorporated herein by reference to Exhibit (f) of Fidelity Salem Street Trust’s (File No. 002-41839) Post-Effective Amendment No. 334.

(9)

(1)

Custodian Agreement, dated January 1, 2007, between The Bank of New York (currently known as The Bank of New York Mellon) and Fidelity Aberdeen Street Trust on behalf of Fidelity Advisor Freedom 2010 Fund, Fidelity Advisor Freedom 2015 Fund, Fidelity Advisor Freedom 2020 Fund, Fidelity Advisor Freedom 2025 Fund, Fidelity Advisor Freedom 2030 Fund, Fidelity Advisor Freedom 2035 Fund, Fidelity Advisor Freedom 2040 Fund, Fidelity Advisor Freedom 2045 Fund, Fidelity Advisor Freedom 2050 Fund, Fidelity Advisor Freedom 2055 Fund, Fidelity Advisor Freedom 2060 Fund, Fidelity Advisor Freedom 2065 Fund, Fidelity Advisor Freedom 2070 Fund, Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund), Fidelity Freedom 2010 Fund, Fidelity Freedom 2015 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2025 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2035 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom 2045 Fund, Fidelity Freedom 2050 Fund, Fidelity Freedom 2055 Fund, Fidelity Freedom 2060 Fund, Fidelity Freedom 2065 Fund, Fidelity Freedom 2070 Fund, Fidelity Freedom Income Fund (currently known as Fidelity Freedom Retirement Fund), Fidelity Freedom Index 2055 Fund, Fidelity Multi-Asset Index Fund, Fidelity Sustainable Target Date 2010 Fund, Fidelity Sustainable Target Date 2015 Fund, Fidelity Sustainable Target Date 2020 Fund, Fidelity Sustainable Target Date 2025 Fund, Fidelity Sustainable Target Date 2030 Fund, Fidelity Sustainable Target Date 2035 Fund, Fidelity Sustainable Target Date 2040 Fund, Fidelity Sustainable Target Date 2045 Fund, Fidelity Sustainable Target Date 2050 Fund, Fidelity Sustainable Target Date 2055 Fund, Fidelity Sustainable Target Date 2060 Fund, Fidelity Sustainable Target Date 2065 Fund, Fidelity Sustainable Target Date 2070 Fund, and Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Retirement Fund), is incorporated herein by reference to Exhibit (g)(1) of Fidelity Advisor Series IV’s (File No. 002-83672) Post-Effective Amendment No. 88.

(2)

Custodian Agreement, dated January 1, 2007, between State Street Bank and Trust Company and Fidelity Aberdeen Street Trust on behalf of Fidelity Flex Freedom Blend 2010 Fund, Fidelity Flex Freedom Blend 2015 Fund, Fidelity Flex Freedom Blend 2020 Fund, Fidelity Flex Freedom Blend 2025 Fund, Fidelity Flex Freedom Blend 2030 Fund, Fidelity Flex Freedom Blend 2035 Fund, Fidelity Flex Freedom Blend 2040 Fund, Fidelity Flex Freedom Blend 2045 Fund, Fidelity Flex Freedom Blend 2050 Fund, Fidelity Flex Freedom Blend 2055 Fund, Fidelity Flex Freedom Blend 2060 Fund, Fidelity Flex Freedom Blend 2065 Fund, Fidelity Flex Freedom Blend 2070 Fund, Fidelity Flex Freedom Blend Income Fund (currently known as Fidelity Flex Freedom Blend Retirement Fund), Fidelity Freedom Blend 2010 Fund, Fidelity Freedom Blend 2015 Fund, Fidelity Freedom Blend 2020 Fund, Fidelity Freedom Blend 2025 Fund, Fidelity Freedom Blend 2030 Fund, Fidelity Freedom Blend 2035 Fund, Fidelity Freedom Blend 2040 Fund, Fidelity Freedom Blend 2045 Fund, Fidelity Freedom Blend 2050 Fund, Fidelity Freedom Blend 2055 Fund, Fidelity Freedom Blend 2060 Fund, Fidelity Freedom Blend 2065 Fund, Fidelity Freedom Blend 2070 Fund, Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund), Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, Fidelity Freedom Index 2070 Fund, and Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund), is incorporated herein by reference to Exhibit (g)(4) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

(3)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(2) of Post-Effective Amendment No. 162.

(4)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(3) of Post-Effective Amendment No. 162.

(5)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 162.

(6)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(5) of Post-Effective Amendment No. 162.

(7)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(6) of Post-Effective Amendment No. 162.

(8)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(7) of Post-Effective Amendment No. 162.

(9)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(8) of Post-Effective Amendment No. 162.

(10)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(9) of Post-Effective Amendment No. 162.

(11)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(10) of Post-Effective Amendment No. 162.

(12)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(11) of Post-Effective Amendment No. 162.

(13)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(12) of Post-Effective Amendment No. 162.

(14)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(13) of Post-Effective Amendment No. 162.

(15)

Expense Contract, dated March 7, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(14) of Post-Effective Amendment No. 162.

(16)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (h)(15) of Post-Effective Amendment No. 162.

(17)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(16) of Post-Effective Amendment No. 150.

(18)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(17) of Post-Effective Amendment No. 150.

(19)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(18) of Post-Effective Amendment No. 150.

(20)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(19) of Post-Effective Amendment No. 150.

(21)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(20) of Post-Effective Amendment No. 150.

(22)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(21) of Post-Effective Amendment No. 150.

(23)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(22) of Post-Effective Amendment No. 150.

(24)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(23) of Post-Effective Amendment No. 150.

(25)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(24) of Post-Effective Amendment No. 150.

(26)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(25) of Post-Effective Amendment No. 150.

(27)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(26) of Post-Effective Amendment No. 150.

(28)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(27) of Post-Effective Amendment No. 150.

(29)

Expense Contract, dated March 7, 2024, between Fidelity Management & Research Company LLC and Fidelity Freedom 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(29) of Post-Effective Amendment No. 162.

(30)

Amended and Restated Expense Contract, dated April 1, 2023, between Fidelity Management & Research Company LLC and Fidelity Freedom Income Fund (currently known as Fidelity Freedom Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (h)(28) of Post-Effective Amendment No. 154.

(31)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(29) of Post-Effective Amendment No. 170.

(32)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2010 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(30) of Post-Effective Amendment No. 174.

(33)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2015 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(31) of Post-Effective Amendment No. 174.

(34)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2020 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(32) of Post-Effective Amendment No. 174.

(35)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2025 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(33) of Post-Effective Amendment No. 174.

(36)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2030 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(34) of Post-Effective Amendment No. 174.

(37)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2035 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(35) of Post-Effective Amendment No. 174.

(38)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2040 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(36) of Post-Effective Amendment No. 174.

(39)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2045 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(37) of Post-Effective Amendment No. 174.

(40)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2050 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(38) of Post-Effective Amendment No. 174.

(41)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2055 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(39) of Post-Effective Amendment No. 174.

(42)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2060 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(40) of Post-Effective Amendment No. 174.

(43)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2065 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(41) of Post-Effective Amendment No. 174.

(44)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom 2070 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(42) of Post-Effective Amendment No. 174.

(45)

Expense Contract, dated September 30, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Retirement Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(43) of Post-Effective Amendment No. 174.

(46)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2010 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(30) of Post-Effective Amendment No. 170.

(47)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(31) of Post-Effective Amendment No. 170.

(48)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2015 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(32) of Post-Effective Amendment No. 170.

(49)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(33) of Post-Effective Amendment No. 170.

(50)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2020 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(34) of Post-Effective Amendment No. 170.

(51)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(35) of Post-Effective Amendment No. 170.

(52)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2025 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(36) of Post-Effective Amendment No. 170.

(53)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(37) of Post-Effective Amendment No. 170.

(54)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2030 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(38) of Post-Effective Amendment No. 170.

(55)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(39) of Post-Effective Amendment No. 170.

(56)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2035 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(40) of Post-Effective Amendment No. 170.

(57)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(41) of Post-Effective Amendment No. 170.

(58)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2040 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(42) of Post-Effective Amendment No. 170.

(59)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(43) of Post-Effective Amendment No. 170.

(60)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2045 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(44) of Post-Effective Amendment No. 170.

(61)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(45) of Post-Effective Amendment No. 170.

(62)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2050 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(46) of Post-Effective Amendment No. 170.

(63)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(47) of Post-Effective Amendment No. 170.

(64)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2055 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(48) of Post-Effective Amendment No. 170.

(65)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(49) of Post-Effective Amendment No. 170.

(66)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2060 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(50) of Post-Effective Amendment No. 170.

(67)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(51) of Post-Effective Amendment No. 170.

(68)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2065 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(52) of Post-Effective Amendment No. 170.

(69)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(53) of Post-Effective Amendment No. 170.

(70)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend 2070 Fund: Premier Class, is incorporated herein by reference to Exhibit (h)(54) of Post-Effective Amendment No. 170.

(71)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (h)(55) of Post-Effective Amendment No. 170.

(72)

Amended and Restated Expense Contract, dated June 1, 2025, between Fidelity Management & Research Company LLC and Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Premier Class, is incorporated herein by reference to Exhibit (h)(56) of Post-Effective Amendment No. 170.

(73)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(61) of Post-Effective Amendment No. 162.

(74)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(62) of Post-Effective Amendment No. 162.

(75)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(63) of Post-Effective Amendment No. 162.

(76)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(64) of Post-Effective Amendment No. 162.

(77)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(65) of Post-Effective Amendment No. 162.

(78)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(66) of Post-Effective Amendment No. 162.

(79)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(67) of Post-Effective Amendment No. 162.

(80)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(68) of Post-Effective Amendment No. 162.

(81)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(69) of Post-Effective Amendment No. 162.

(82)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(70) of Post-Effective Amendment No. 162.

(83)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(71) of Post-Effective Amendment No. 162.

(84)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(72) of Post-Effective Amendment No. 162.

(85)

Expense Contract, dated March 7, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (h)(73) of Post-Effective Amendment No. 162.

(86)

Amended and Restated Expense Contract, dated May 24, 2024, between Fidelity Management & Research Company LLC and Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (h)(74) of Post-Effective Amendment No. 162.

(87)

Amended and Restated Expense Contract, dated May 16, 2024, between Fidelity Management & Research Company LLC and Fidelity Aberdeen Street Trust on behalf of Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2055 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, Fidelity Freedom Index 2070 Fund, and Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Date Retirement Fund), is incorporated herein by reference to Exhibit (h)(71) of Post-Effective Amendment No. 164.

(88)

Schedule A to the Amended and Restated Expense Contract, dated May 16, 2024, between Fidelity Management & Research Company LLC and Fidelity Aberdeen Street Trust, on behalf of Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2055 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, Fidelity Freedom Index 2070 Fund, and Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Date Retirement Fund), is incorporated herein by reference to Exhibit (h)(76) of Post-Effective Amendment No. 162.

(89)

Form of Fund of Funds Investment Agreement (Acquiring Fund) is incorporated herein by reference to Exhibit (h)(5) of Fidelity Salem Street Trust’s (File No. 002-41839) Post-Effective Amendment No. 534.

(90)	Form of Fund of Funds Investment Agreement (Acquired Fund) is incorporated herein by reference to Exhibit (h)(6) of Fidelity Salem Street Trust’s (File No. 002-41839) Post-Effective Amendment No. 534.

(10)

(1)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class A, is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 126.

(2)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class M, is incorporated herein by reference to Exhibit (m)(8) of Post-Effective Amendment No. 126.

(3)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class C, is incorporated herein by reference to Exhibit (m)(9) of Post-Effective Amendment No. 126.

(4)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class I, is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 126.

(5)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(11) of Post-Effective Amendment No. 126.

(6)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(12) of Post-Effective Amendment No. 162.

(7)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class A, is incorporated herein by reference to Exhibit (m)(13) of Post-Effective Amendment No. 126.

(8)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class M, is incorporated herein by reference to Exhibit (m)(14) of Post-Effective Amendment No. 126.

(9)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class C, is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 126.

(10)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class I, is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 126.

(11)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(17) of Post-Effective Amendment No. 126.

(12)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(18) of Post-Effective Amendment No. 162.

(13)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class A, is incorporated herein by reference to Exhibit (m)(19) of Post-Effective Amendment No. 126.

(14)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class M, is incorporated herein by reference to Exhibit (m)(20) of Post-Effective Amendment No. 126.

(15)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class C, is incorporated herein by reference to Exhibit (m)(21) of Post-Effective Amendment No. 126.

(16)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class I, is incorporated herein by reference to Exhibit (m)(22) of Post-Effective Amendment No. 126.

(17)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(23) of Post-Effective Amendment No. 126.

(18)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(24) of Post-Effective Amendment No. 162.

(19)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class A, is incorporated herein by reference to Exhibit (m)(25) of Post-Effective Amendment No. 126.

(20)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class M, is incorporated herein by reference to Exhibit (m)(26) of Post-Effective Amendment No. 126.

(21)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class C, is incorporated herein by reference to Exhibit (m)(27) of Post-Effective Amendment No. 126.

(22)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class I, is incorporated herein by reference to Exhibit (m)(28) of Post-Effective Amendment No. 126.

(23)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(29) of Post-Effective Amendment No. 126.

(24)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(30) of Post-Effective Amendment No. 162.

(25)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class A, is incorporated herein by reference to Exhibit (m)(31) of Post-Effective Amendment No. 126.

(26)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class M, is incorporated herein by reference to Exhibit (m)(32) of Post-Effective Amendment No. 126.

(27)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class C, is incorporated herein by reference to Exhibit (m)(33) of Post-Effective Amendment No. 126.

(28)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class I, is incorporated herein by reference to Exhibit (m)(34) of Post-Effective Amendment No. 126.

(29)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(35) of Post-Effective Amendment No. 126.

(30)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(36) of Post-Effective Amendment No. 162.

(31)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class A, is incorporated herein by reference to Exhibit (m)(37) of Post-Effective Amendment No. 126.

(32)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class M, is incorporated herein by reference to Exhibit (m)(38) of Post-Effective Amendment No. 126.

(33)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class C, is incorporated herein by reference to Exhibit (m)(39) of Post-Effective Amendment No. 126.

(34)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class I, is incorporated herein by reference to Exhibit (m)(40) of Post-Effective Amendment No. 126.

(35)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(41) of Post-Effective Amendment No. 126.

(36)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(42) of Post-Effective Amendment No. 162.

(37)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class A, is incorporated herein by reference to Exhibit (m)(43) of Post-Effective Amendment No. 126.

(38)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class M, is incorporated herein by reference to Exhibit (m)(44) of Post-Effective Amendment No. 126.

(39)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class C, is incorporated herein by reference to Exhibit (m)(45) of Post-Effective Amendment No. 126.

(40)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class I, is incorporated herein by reference to Exhibit (m)(46) of Post-Effective Amendment No. 126.

(41)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(47) of Post-Effective Amendment No. 126.

(42)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(48) of Post-Effective Amendment No. 162.

(43)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class A, is incorporated herein by reference to Exhibit (m)(49) of Post-Effective Amendment No. 126.

(44)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class M, is incorporated herein by reference to Exhibit (m)(50) of Post-Effective Amendment No. 126.

(45)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class C, is incorporated herein by reference to Exhibit (m)(51) of Post-Effective Amendment No. 126.

(46)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class I, is incorporated herein by reference to Exhibit (m)(52) of Post-Effective Amendment No. 126.

(47)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(53) of Post-Effective Amendment No. 126.

(48)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(54) of Post-Effective Amendment No. 162.

(49)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class A, is incorporated herein by reference to Exhibit (m)(55) of Post-Effective Amendment No. 126.

(50)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class M, is incorporated herein by reference to Exhibit (m)(56) of Post-Effective Amendment No. 126.

(51)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class C, is incorporated herein by reference to Exhibit (m)(57) of Post-Effective Amendment No. 126.

(52)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class I, is incorporated herein by reference to Exhibit (m)(58) of Post-Effective Amendment No. 126.

(53)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(59) of Post-Effective Amendment No. 126.

(54)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(60) of Post-Effective Amendment No. 162.

(55)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class A, is incorporated herein by reference to Exhibit (m)(61) of Post-Effective Amendment No. 126.

(56)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class M, is incorporated herein by reference to Exhibit (m)(62) of Post-Effective Amendment No. 126.

(57)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class C, is incorporated herein by reference to Exhibit (m)(63) of Post-Effective Amendment No. 126.

(58)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class I, is incorporated herein by reference to Exhibit (m)(64) of Post-Effective Amendment No. 126.

(59)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(65) of Post-Effective Amendment No. 126.

(60)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(66) of Post-Effective Amendment No. 162.

(61)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class A, is incorporated herein by reference to Exhibit (m)(67) of Post-Effective Amendment No. 126.

(62)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class M, is incorporated herein by reference to Exhibit (m)(68) of Post-Effective Amendment No. 126.

(63)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class C, is incorporated herein by reference to Exhibit (m)(69) of Post-Effective Amendment No. 126.

(64)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class I, is incorporated herein by reference to Exhibit (m)(70) of Post-Effective Amendment No. 126.

(65)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(71) of Post-Effective Amendment No. 126.

(66)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(72) of Post-Effective Amendment No. 162.

(67)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class A, is incorporated herein by reference to Exhibit (m)(73) of Post-Effective Amendment No. 126.

(68)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class M, is incorporated herein by reference to Exhibit (m)(74) of Post-Effective Amendment No. 126.

(69)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class C, is incorporated herein by reference to Exhibit (m)(75) of Post-Effective Amendment No. 126.

(70)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class I, is incorporated herein by reference to Exhibit (m)(76) of Post-Effective Amendment No. 126.

(71)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(77) of Post-Effective Amendment No. 126.

(72)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(78) of Post-Effective Amendment No. 162.

(73)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class A, is incorporated herein by reference to Exhibit (m)(79) of Post-Effective Amendment No. 162.

(74)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class M, is incorporated herein by reference to Exhibit (m)(80) of Post-Effective Amendment No. 162.

(75)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class C, is incorporated herein by reference to Exhibit (m)(81) of Post-Effective Amendment No. 162.

(76)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class I, is incorporated herein by reference to Exhibit (m)(82) of Post-Effective Amendment No. 162.

(77)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(83) of Post-Effective Amendment No. 162.

(78)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(84) of Post-Effective Amendment No. 162.

(79)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class A, is incorporated herein by reference to Exhibit (m)(79) of Post-Effective Amendment No. 126.

(80)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class M, is incorporated herein by reference to Exhibit (m)(80) of Post-Effective Amendment No. 126.

(81)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class C, is incorporated herein by reference to Exhibit (m)(81) of Post-Effective Amendment No. 126.

(82)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class I, is incorporated herein by reference to Exhibit (m)(82) of Post-Effective Amendment No. 126.

(83)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class Z, is incorporated herein by reference to Exhibit (m)(83) of Post-Effective Amendment No. 126.

(84)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Advisor Freedom Income Fund (currently known as Fidelity Advisor Freedom Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (m)(90) of Post-Effective Amendment No. 162.

(85)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2010 Fund is incorporated herein by reference to Exhibit (m)(86) of Post-Effective Amendment No. 126.

(86)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2015 Fund is incorporated herein by reference to Exhibit (m)(87) of Post-Effective Amendment No. 126.

(87)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2020 Fund is incorporated herein by reference to Exhibit (m)(88) of Post-Effective Amendment No. 126.

(88)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2025 Fund is incorporated herein by reference to Exhibit (m)(89) of Post-Effective Amendment No. 126.

(89)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2030 Fund is incorporated herein by reference to Exhibit (m)(90) of Post-Effective Amendment No. 126.

(90)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2035 Fund is incorporated herein by reference to Exhibit (m)(91) of Post-Effective Amendment No. 126.

(91)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2040 Fund is incorporated herein by reference to Exhibit (m)(92) of Post-Effective Amendment No. 126.

(92)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2045 Fund is incorporated herein by reference to Exhibit (m)(93) of Post-Effective Amendment No. 126.

(93)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2050 Fund is incorporated herein by reference to Exhibit (m)(94) of Post-Effective Amendment No. 126.

(94)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2055 Fund is incorporated herein by reference to Exhibit (m)(95) of Post-Effective Amendment No. 126.

(95)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2060 Fund is incorporated herein by reference to Exhibit (m)(96) of Post-Effective Amendment No. 126.

(96)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2065 Fund is incorporated herein by reference to Exhibit (m)(97) of Post-Effective Amendment No. 126.

(97)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend 2070 Fund, is incorporated herein by reference to Exhibit (m)(104) of Post-Effective Amendment No. 162.

(98)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Flex Freedom Blend Income Fund (currently known as Fidelity Flex Freedom Blend Retirement Fund), is incorporated herein by reference to Exhibit (m)(98) of Post-Effective Amendment No. 126.

(99)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2010 Fund is incorporated herein by reference to Exhibit (m)(102) of Post-Effective Amendment No. 128.

(100)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2010 Fund: Class K, is incorporated herein by reference to Exhibit (m)(103) of Post-Effective Amendment No. 128.

(101)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(104) of Post-Effective Amendment No. 128.

(102)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2010 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(102) of Post-Effective Amendment No. 174.

(103)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2015 Fund is incorporated herein by reference to Exhibit (m)(105) of Post-Effective Amendment No. 128.

(104)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2015 Fund: Class K, is incorporated herein by reference to Exhibit (m)(106) of Post-Effective Amendment No. 128.

(105)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(107) of Post-Effective Amendment No. 128.

(106)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2015 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(106) of Post-Effective Amendment No. 174.

(107)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2020 Fund is incorporated herein by reference to Exhibit (m)(108) of Post-Effective Amendment No. 128.

(108)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2020 Fund: Class K, is incorporated herein by reference to Exhibit (m)(109) of Post-Effective Amendment No. 128.

(109)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(110) of Post-Effective Amendment No. 128.

(110)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2020 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(110) of Post-Effective Amendment No. 174.

(111)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2025 Fund is incorporated herein by reference to Exhibit (m)(111) of Post-Effective Amendment No. 128.

(112)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2025 Fund: Class K, is incorporated herein by reference to Exhibit (m)(112) of Post-Effective Amendment No. 128.

(113)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(113) of Post-Effective Amendment No. 128.

(114)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2025 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)1(114) of Post-Effective Amendment No. 174.

(115)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2030 Fund is incorporated herein by reference to Exhibit (m)(114) of Post-Effective Amendment No. 128.

(116)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2030 Fund: Class K, is incorporated herein by reference to Exhibit (m)(115) of Post-Effective Amendment No. 128.

(117)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(116) of Post-Effective Amendment No. 128.

(118)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2030 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(118) of Post-Effective Amendment No. 174.

(119)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2035 Fund is incorporated herein by reference to Exhibit (m)(117) of Post-Effective Amendment No. 128.

(120)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2035 Fund: Class K, is incorporated herein by reference to Exhibit (m)(118) of Post-Effective Amendment No. 128.

(121)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(119) of Post-Effective Amendment No. 128.

(122)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2035 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(122) of Post-Effective Amendment No. 174.

(123)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2040 Fund is incorporated herein by reference to Exhibit (m)(120) of Post-Effective Amendment No. 128.

(124)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2040 Fund: Class K, is incorporated herein by reference to Exhibit (m)(121) of Post-Effective Amendment No. 128.

(125)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(122) of Post-Effective Amendment No. 128.

(126)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2040 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)1(26) of Post-Effective Amendment No. 174.

(127)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2045 Fund is incorporated herein by reference to Exhibit (m)(123) of Post-Effective Amendment No. 128.

(128)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2045 Fund: Class K, is incorporated herein by reference to Exhibit (m)(124) of Post-Effective Amendment No. 128.

(129)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(125) of Post-Effective Amendment No. 128.

(130)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2045 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(130) of Post-Effective Amendment No. 174.

(131)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2050 Fund is incorporated herein by reference to Exhibit (m)(126) of Post-Effective Amendment No. 128.

(132)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2050 Fund: Class K, is incorporated herein by reference to Exhibit (m)(127) of Post-Effective Amendment No. 128.

(133)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(128) of Post-Effective Amendment No. 128.

(134)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2050 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(134) of Post-Effective Amendment No. 174.

(135)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2055 Fund is incorporated herein by reference to Exhibit (m)(129) of Post-Effective Amendment No. 128.

(136)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2055 Fund: Class K, is incorporated herein by reference to Exhibit (m)(130) of Post-Effective Amendment No. 128.

(137)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(131) of Post-Effective Amendment No. 128.

(138)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2055 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(138) of Post-Effective Amendment No. 174.

(139)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2060 Fund is incorporated herein by reference to Exhibit (m)(132) of Post-Effective Amendment No. 128.

(140)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2060 Fund: Class K, is incorporated herein by reference to Exhibit (m)(133) of Post-Effective Amendment No. 128.

(141)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(134) of Post-Effective Amendment No. 128.

(142)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2060 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(142) of Post-Effective Amendment No. 174.

(143)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2065 Fund is incorporated herein by reference to Exhibit (m)(135) of Post-Effective Amendment No. 128.

(144)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2065 Fund: Class K, is incorporated herein by reference to Exhibit (m)(136) of Post-Effective Amendment No. 128.

(145)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(137) of Post-Effective Amendment No. 128.

(146)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2065 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(146) of Post-Effective Amendment No. 174.

(147)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2070 Fund, is incorporated herein by reference to Exhibit (m)(145) of Post-Effective Amendment No. 162.

(148)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2070 Fund: Class K, is incorporated herein by reference to Exhibit (m)(146) of Post-Effective Amendment No. 162.

(149)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2070 Fund: Class K6 , is incorporated herein by reference to Exhibit (m)(147) of Post-Effective Amendment No. 162.

(150)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom 2070 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(150) of Post-Effective Amendment No. 174.

(151)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Income Fund (currently known as Fidelity Freedom Retirement Fund), is incorporated herein by reference to Exhibit (m)(138) of Post-Effective Amendment No. 128.

(152)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Income Fund (currently known as Fidelity Freedom Retirement Fund): Class K, is incorporated herein by reference to Exhibit (m)(139) of Post-Effective Amendment No. 128.

(153)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Income Fund (currently known as Fidelity Freedom Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (m)(140) of Post-Effective Amendment No. 128.

(154)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Retirement Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(154) of Post-Effective Amendment No. 174.

(155)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund is incorporated herein by reference to Exhibit (m)(150) of Post-Effective Amendment No. 128.

(156)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Class K, is incorporated herein by reference to Exhibit (m)(151) of Post-Effective Amendment No. 128.

(157)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(152) of Post-Effective Amendment No. 128.

(158)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(154) of Post-Effective Amendment No. 139.

(159)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Fidelity Advisor Freedom Blend 2010 Fund: Class A, is incorporated herein by reference to Exhibit (m)(153) of Post-Effective Amendment No. 128.

(160)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Fidelity Advisor Freedom Blend 2010 Fund: Class M, is incorporated herein by reference to Exhibit (m)(154) of Post-Effective Amendment No. 128.

(161)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Fidelity Advisor Freedom Blend 2010 Fund: Class C, is incorporated herein by reference to Exhibit (m)(155) of Post-Effective Amendment No. 128.

(162)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Fidelity Advisor Freedom Blend 2010 Fund: Class I, is incorporated herein by reference to Exhibit (m)(156) of Post-Effective Amendment No. 128.

(163)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2010 Fund: Fidelity Advisor Freedom Blend 2010 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(157) of Post-Effective Amendment No. 128.

(164)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund is incorporated herein by reference to Exhibit (m)(159) of Post-Effective Amendment No. 128.

(165)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Class K, is incorporated herein by reference to Exhibit (m)(160) of Post-Effective Amendment No. 128.

(166)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(161) of Post-Effective Amendment No. 128.

(167)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(164) of Post-Effective Amendment No. 139.

(168)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Fidelity Advisor Freedom Blend 2015 Fund: Class A, is incorporated herein by reference to Exhibit (m)(162) of Post-Effective Amendment No. 128.

(169)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Fidelity Advisor Freedom Blend 2015 Fund: Class M, is incorporated herein by reference to Exhibit (m)(163) of Post-Effective Amendment No. 128.

(170)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Fidelity Advisor Freedom Blend 2015 Fund: Class C, is incorporated herein by reference to Exhibit (m)(164) of Post-Effective Amendment No. 128.

(171)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Fidelity Advisor Freedom Blend 2015 Fund: Class I, is incorporated herein by reference to Exhibit (m)(165) of Post-Effective Amendment No. 128.

(172)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2015 Fund: Fidelity Advisor Freedom Blend 2015 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(166) of Post-Effective Amendment No. 128.

(173)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund is incorporated herein by reference to Exhibit (m)(168) of Post-Effective Amendment No. 128.

(174)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Class K, is incorporated herein by reference to Exhibit (m)(169) of Post-Effective Amendment No. 128.

(175)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(170) of Post-Effective Amendment No. 128.

(176)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(174) of Post-Effective Amendment No. 139.

(177)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Fidelity Advisor Freedom Blend 2020 Fund: Class A, is incorporated herein by reference to Exhibit (m)(171) of Post-Effective Amendment No. 128.

(178)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Fidelity Advisor Freedom Blend 2020 Fund: Class M, is incorporated herein by reference to Exhibit (m)(172) of Post-Effective Amendment No. 128.

(179)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Fidelity Advisor Freedom Blend 2020 Fund: Class C, is incorporated herein by reference to Exhibit (m)(173) of Post-Effective Amendment No. 128.

(180)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Fidelity Advisor Freedom Blend 2020 Fund: Class I, is incorporated herein by reference to Exhibit (m)(174) of Post-Effective Amendment No. 128.

(181)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2020 Fund: Fidelity Advisor Freedom Blend 2020 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(175) of Post-Effective Amendment No. 128.

(182)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund is incorporated herein by reference to Exhibit (m)(177) of Post-Effective Amendment No. 128.

(183)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Class K, is incorporated herein by reference to Exhibit (m)(178) of Post-Effective Amendment No. 128.

(184)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(179) of Post-Effective Amendment No. 128.

(185)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(184) of Post-Effective Amendment No. 139.

(186)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Fidelity Advisor Freedom Blend 2025 Fund: Class A, is incorporated herein by reference to Exhibit (m)(180) of Post-Effective Amendment No. 128.

(187)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Fidelity Advisor Freedom Blend 2025 Fund: Class M, is incorporated herein by reference to Exhibit (m)(181) of Post-Effective Amendment No. 128.

(188)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Fidelity Advisor Freedom Blend 2025 Fund: Class C, is incorporated herein by reference to Exhibit (m)(182) of Post-Effective Amendment No. 128.

(189)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Fidelity Advisor Freedom Blend 2025 Fund: Class I, is incorporated herein by reference to Exhibit (m)(183) of Post-Effective Amendment No. 128.

(190)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2025 Fund: Fidelity Advisor Freedom Blend 2025 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(184) of Post-Effective Amendment No. 128.

(191)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund is incorporated herein by reference to Exhibit (m)(186) of Post-Effective Amendment No. 128.

(192)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Class K, is incorporated herein by reference to Exhibit (m)(187) of Post-Effective Amendment No. 128.

(193)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(188) of Post-Effective Amendment No. 128.

(194)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(194) of Post-Effective Amendment No. 139.

(195)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Fidelity Advisor Freedom Blend 2030: Fund: Class A, is incorporated herein by reference to Exhibit (m)(189) of Post-Effective Amendment No. 128.

(196)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Fidelity Advisor Freedom Blend 2030 Fund: Class M, is incorporated herein by reference to Exhibit (m)(190) of Post-Effective Amendment No. 128.

(197)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Fidelity Advisor Freedom Blend 2030 Fund: Class C, is incorporated herein by reference to Exhibit (m)(191) of Post-Effective Amendment No. 128.

(198)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Fidelity Advisor Freedom Blend 2030 Fund: Class I, is incorporated herein by reference to Exhibit (m)(192) of Post-Effective Amendment No. 128.

(199)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2030 Fund: Fidelity Advisor Freedom Blend 2030 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(193) of Post-Effective Amendment No. 128.

(200)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund is incorporated herein by reference to Exhibit (m)(195) of Post-Effective Amendment No. 128.

(201)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Class K, is incorporated herein by reference to Exhibit (m)(196) of Post-Effective Amendment No. 128.

(202)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(197) of Post-Effective Amendment No. 128.

(203)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(204) of Post-Effective Amendment No. 139.

(204)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Fidelity Advisor Freedom Blend 2035 Fund: Class A, is incorporated herein by reference to Exhibit (m)(198) of Post-Effective Amendment No. 128.

(205)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Fidelity Advisor Freedom Blend 2035 Fund: Class M, is incorporated herein by reference to Exhibit (m)(199) of Post-Effective Amendment No. 128.

(206)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Fidelity Advisor Freedom Blend 2035 Fund: Class C, is incorporated herein by reference to Exhibit (m)(200) of Post-Effective Amendment No. 128.

(207)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Fidelity Advisor Freedom Blend 2035 Fund: Class I, is incorporated herein by reference to Exhibit (m)(201) of Post-Effective Amendment No. 128.

(208)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2035 Fund: Fidelity Advisor Freedom Blend 2035 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(202) of Post-Effective Amendment No. 128.

(209)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund is incorporated herein by reference to Exhibit (m)(204) of Post-Effective Amendment No. 128.

(210)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Class K, is incorporated herein by reference to Exhibit (m)(205) of Post-Effective Amendment No. 128.

(211)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(206) of Post-Effective Amendment No. 128.

(212)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(214) of Post-Effective Amendment No. 139.

(213)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Fidelity Advisor Freedom Blend 2040 Fund: Class A, is incorporated herein by reference to Exhibit (m)(207) of Post-Effective Amendment No. 128.

(214)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Fidelity Advisor Freedom Blend 2040 Fund: Class M, is incorporated herein by reference to Exhibit (m)(208) of Post-Effective Amendment No. 128.

(215)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Fidelity Advisor Freedom Blend 2040 Fund: Class C, is incorporated herein by reference to Exhibit (m)(209) of Post-Effective Amendment No. 128.

(216)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Fidelity Advisor Freedom Blend 2040 Fund: Class I, is incorporated herein by reference to Exhibit (m)(210) of Post-Effective Amendment No. 128.

(217)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2040 Fund: Fidelity Advisor Freedom Blend 2040 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(211) of Post-Effective Amendment No. 128.

(218)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund is incorporated herein by reference to Exhibit (m)(213) of Post-Effective Amendment No. 128.

(219)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(214) of Post-Effective Amendment No. 128.

(220)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Class K, is incorporated herein by reference to Exhibit (m)(215) of Post-Effective Amendment No. 128.

(221)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(224) of Post-Effective Amendment No. 139.

(222)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Fidelity Advisor Freedom Blend 2045 Fund: Class A, is incorporated herein by reference to Exhibit (m)(216) of Post-Effective Amendment No. 128.

(223)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Fidelity Advisor Freedom Blend 2045 Fund: Class M, is incorporated herein by reference to Exhibit (m)(217) of Post-Effective Amendment No. 128.

(224)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Fidelity Advisor Freedom Blend 2045 Fund: Class C, is incorporated herein by reference to Exhibit (m)(218) of Post-Effective Amendment No. 128.

(225)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Fidelity Advisor Freedom Blend 2045 Fund: Class I, is incorporated herein by reference to Exhibit (m)(219) of Post-Effective Amendment No. 128.

(226)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2045 Fund: Fidelity Advisor Freedom Blend 2045 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(220) of Post-Effective Amendment No. 128.

(227)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund is incorporated herein by reference to Exhibit (m)(222) of Post-Effective Amendment No. 128.

(228)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(223) of Post-Effective Amendment No. 128.

(229)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Class K, is incorporated herein by reference to Exhibit (m)(224) of Post-Effective Amendment No. 128.

(230)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(234) of Post-Effective Amendment No. 139.

(231)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Fidelity Advisor Freedom Blend 2050 Fund: Class A, is incorporated herein by reference to Exhibit (m)(225) of Post-Effective Amendment No. 128.

(232)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Fidelity Advisor Freedom Blend 2050 Fund: Class M, is incorporated herein by reference to Exhibit (m)(226) of Post-Effective Amendment No. 128.

(233)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Fidelity Advisor Freedom Blend 2050 Fund: Class C, is incorporated herein by reference to Exhibit (m)(227) of Post-Effective Amendment No. 128.

(234)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Fidelity Advisor Freedom Blend 2050 Fund: Class I, is incorporated herein by reference to Exhibit (m)(228) of Post-Effective Amendment No. 128.

(235)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2050 Fund: Fidelity Advisor Freedom Blend 2050 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(229) of Post-Effective Amendment No. 128.

(236)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund is incorporated herein by reference to Exhibit (m)(231) of Post-Effective Amendment No. 128.

(237)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(232) of Post-Effective Amendment No. 128.

(238)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Class K, is incorporated herein by reference to Exhibit (m)(233) of Post-Effective Amendment No. 128.

(239)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(244) of Post-Effective Amendment No. 139.

(240)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Fidelity Advisor Freedom Blend 2055 Fund: Class A, is incorporated herein by reference to Exhibit (m)(234) of Post-Effective Amendment No. 128.

(241)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Fidelity Advisor Freedom Blend 2055 Fund: Class M, is incorporated herein by reference to Exhibit (m)(235) of Post-Effective Amendment No. 128.

(242)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Fidelity Advisor Freedom Blend 2055 Fund: Class C, is incorporated herein by reference to Exhibit (m)(236) of Post-Effective Amendment No. 128.

(243)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Fidelity Advisor Freedom Blend 2055 Fund: Class I, is incorporated herein by reference to Exhibit (m)(237) of Post-Effective Amendment No. 128.

(244)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2055 Fund: Fidelity Advisor Freedom Blend 2055 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(238) of Post-Effective Amendment No. 128.

(245)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund is incorporated herein by reference to Exhibit (m)(240) of Post-Effective Amendment No. 128.

(246)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(241) of Post-Effective Amendment No. 128.

(247)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Class K, is incorporated herein by reference to Exhibit (m)(242) of Post-Effective Amendment No. 128.

(248)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(254) of Post-Effective Amendment No. 139.

(249)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Fidelity Advisor Freedom Blend 2060 Fund: Class A, is incorporated herein by reference to Exhibit (m)(243) of Post-Effective Amendment No. 128.

(250)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Fidelity Advisor Freedom Blend 2060 Fund: Class M, is incorporated herein by reference to Exhibit (m)(244) of Post-Effective Amendment No. 128.

(251)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Fidelity Advisor Freedom Blend 2060 Fund: Class C, is incorporated herein by reference to Exhibit (m)(245) of Post-Effective Amendment No. 128.

(252)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Fidelity Advisor Freedom Blend 2060 Fund: Class I, is incorporated herein by reference to Exhibit (m)(246) of Post-Effective Amendment No. 128.

(253)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2060 Fund: Fidelity Advisor Freedom Blend 2060 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(247) of Post-Effective Amendment No. 128.

(254)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund is incorporated herein by reference to Exhibit (m)(249) of Post-Effective Amendment No. 128.

(255)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(250) of Post-Effective Amendment No. 128.

(256)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Class K, is incorporated herein by reference to Exhibit (m)(251) of Post-Effective Amendment No. 128.

(257)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(264) of Post-Effective Amendment No. 139.

(258)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Fidelity Advisor Freedom Blend 2065 Fund: Class A, is incorporated herein by reference to Exhibit (m)(252) of Post-Effective Amendment No. 128.

(259)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Fidelity Advisor Freedom Blend 2065 Fund: Class M, is incorporated herein by reference to Exhibit (m)(253) of Post-Effective Amendment No. 128.

(260)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Fidelity Advisor Freedom Blend 2065 Fund: Class C, is incorporated herein by reference to Exhibit (m)(254) of Post-Effective Amendment No. 128.

(261)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Fidelity Advisor Freedom Blend 2065 Fund: Class I, is incorporated herein by reference to Exhibit (m)(255) of Post-Effective Amendment No. 128.

(262)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2065 Fund: Fidelity Advisor Freedom Blend 2065 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(256) of Post-Effective Amendment No. 128.

(263)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund is incorporated herein by reference to Exhibit (m)(268) of Post-Effective Amendment No. 162.

(264)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Class K, is incorporated herein by reference to Exhibit (m)(269) of Post-Effective Amendment No. 162.

(265)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(270) of Post-Effective Amendment No. 162.

(266)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(271) of Post-Effective Amendment No. 162.

(267)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Fidelity Advisor Freedom Blend 2070 Fund: Class A, is incorporated herein by reference to Exhibit (m)(272) of Post-Effective Amendment No. 162.

(268)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Fidelity Advisor Freedom Blend 2070 Fund: Class M, is incorporated herein by reference to Exhibit (m)(273) of Post-Effective Amendment No. 162.

(269)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Fidelity Advisor Freedom Blend 2070 Fund: Class C, is incorporated herein by reference to Exhibit (m)(274) of Post-Effective Amendment No. 162.

(270)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Fidelity Advisor Freedom Blend 2070 Fund: Class I, is incorporated herein by reference to Exhibit (m)(275) of Post-Effective Amendment No. 162.

(271)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend 2070 Fund: Fidelity Advisor Freedom Blend 2070 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(276) of Post-Effective Amendment No. 162.

(272)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund), is incorporated herein by reference to Exhibit (m)(258) of Post-Effective Amendment No. 128.

(273)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (m)(259) of Post-Effective Amendment No. 128.

(274)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Class K, is incorporated herein by reference to Exhibit (m)(260) of Post-Effective Amendment No. 128.

(275)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Premier Class, is incorporated herein by reference to Exhibit (m)(274) of Post-Effective Amendment No. 139.

(276)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Fidelity Advisor Freedom Blend Income Fund (currently known as Fidelity Advisor Freedom Blend Retirement Fund): Class A, is incorporated herein by reference to Exhibit (m)(261) of Post-Effective Amendment No. 128.

(277)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Fidelity Advisor Freedom Blend Income Fund (currently known as Fidelity Advisor Freedom Blend Retirement Fund): Class M, is incorporated herein by reference to Exhibit (m)(262) of Post-Effective Amendment No. 128.

(278)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Fidelity Advisor Freedom Blend Income Fund (currently known as Fidelity Advisor Freedom Blend Retirement Fund): Class C, is incorporated herein by reference to Exhibit (m)(263) of Post-Effective Amendment No. 128.

(279)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Fidelity Advisor Freedom Blend Income Fund (currently known as Fidelity Advisor Freedom Blend Retirement Fund): Class I, is incorporated herein by reference to Exhibit (m)(264) of Post-Effective Amendment No. 128.

(280)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Blend Income Fund (currently known as Fidelity Freedom Blend Retirement Fund): Fidelity Advisor Freedom Blend Income Fund (currently known as Fidelity Advisor Freedom Blend Retirement Fund): Class Z, is incorporated herein by reference to Exhibit (m)(265) of Post-Effective Amendment No. 128.

(281)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2010 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(272) of Post-Effective Amendment No. 128.

(282)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2010 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(270) of Post-Effective Amendment No. 128.

(283)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2010 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(271) of Post-Effective Amendment No. 133.

(284)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2010 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(270) of Post-Effective Amendment No. 164.

(285)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2015 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(275) of Post-Effective Amendment No. 128.

(286)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2015 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(273) of Post-Effective Amendment No. 128.

(287)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2015 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(274) of Post-Effective Amendment No. 133.

(288)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2015 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(274) of Post-Effective Amendment No. 164.

(289)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2020 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(278) of Post-Effective Amendment No. 128.

(290)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2020 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(276) of Post-Effective Amendment No. 128.

(291)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2020 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(277) of Post-Effective Amendment No. 133.

(292)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2020 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(278) of Post-Effective Amendment No. 164.

(293)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2025 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(281) of Post-Effective Amendment No. 128.

(294)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2025 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(279) of Post-Effective Amendment No. 128.

(295)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2025 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(280) of Post-Effective Amendment No. 133.

(296)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2025 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(282) of Post-Effective Amendment No. 164.

(297)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2030 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(284) of Post-Effective Amendment No. 128.

(298)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2030 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(282) of Post-Effective Amendment No. 128.

(299)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2030 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(283) of Post-Effective Amendment No. 133.

(300)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2030 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(286) of Post-Effective Amendment No. 164.

(301)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2035 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(287) of Post-Effective Amendment No. 128.

(302)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2035 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(285) of Post-Effective Amendment No. 128.

(303)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2035 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(286) of Post-Effective Amendment No. 133.

(304)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2035 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(290) of Post-Effective Amendment No. 164.

(305)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2040 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(290) of Post-Effective Amendment No. 128.

(306)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2040 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(288) of Post-Effective Amendment No. 128.

(307)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2040 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(289) of Post-Effective Amendment No. 133.

(308)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2040 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(294) of Post-Effective Amendment No. 164.

(309)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2045 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(293) of Post-Effective Amendment No. 128.

(310)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2045 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(291) of Post-Effective Amendment No. 128.

(311)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2045 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(292) of Post-Effective Amendment No. 133.

(312)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2045 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(298) of Post-Effective Amendment No. 164.

(313)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2050 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(296) of Post-Effective Amendment No. 128.

(314)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2050 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(294) of Post-Effective Amendment No. 128.

(315)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2050 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(295) of Post-Effective Amendment No. 133.

(316)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2050 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(302) of Post-Effective Amendment No. 164.

(317)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2055 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(299) of Post-Effective Amendment No. 128.

(318)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2055 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(297) of Post-Effective Amendment No. 128.

(319)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2055 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(298) of Post-Effective Amendment No. 133.

(320)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2055 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(306) of Post-Effective Amendment No. 164.

(321)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2060 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(302) of Post-Effective Amendment No. 128.

(322)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2060 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(300) of Post-Effective Amendment No. 128.

(323)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2060 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(301) of Post-Effective Amendment No. 133.

(324)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2060 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(310) of Post-Effective Amendment No. 164.

(325)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2065 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(305) of Post-Effective Amendment No. 128.

(326)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2065 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(303) of Post-Effective Amendment No. 128.

(327)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2065 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(304) of Post-Effective Amendment No. 133.

(328)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2065 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(314) of Post-Effective Amendment No. 164.

(329)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2070 Fund: Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(325) of Post-Effective Amendment No. 162.

(330)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2070 Fund: Investor Class, is incorporated herein by reference to Exhibit (m)(326) of Post-Effective Amendment No. 162.

(331)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2070 Fund: Premier Class, is incorporated herein by reference to Exhibit (m)(327) of Post-Effective Amendment No. 162.

(332)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index 2070 Fund: Premier II Class, is incorporated herein by reference to Exhibit (m)(318) of Post-Effective Amendment No. 164.

(333)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund): Institutional Premium Class, is incorporated herein by reference to Exhibit (m)(308) of Post-Effective Amendment No. 128.

(334)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund): Investor Class, is incorporated herein by reference to Exhibit (m)(306) of Post-Effective Amendment No. 128.

(335)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund): Premier Class, is incorporated herein by reference to Exhibit (m)(307) of Post-Effective Amendment No. 133.

(336)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Freedom Index Income Fund (currently known as Fidelity Freedom Index Retirement Fund): Premier II Class, is incorporated herein by reference to Exhibit (m)(322) of Post-Effective Amendment No. 164.

(337)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Four-in-One Index Fund (currently known as Fidelity Multi-Asset Index Fund), is incorporated herein by reference to Exhibit (m)(309) of Post-Effective Amendment No. 128.

(338)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund is incorporated herein by reference to Exhibit (m)(324) of Post-Effective Amendment No. 150.

(339)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Class K, is incorporated herein by reference to Exhibit (m)(325) of Post-Effective Amendment No. 150.

(340)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(326) of Post-Effective Amendment No. 150.

(341)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Fidelity Advisor Sustainable Target Date 2010 Fund: Class A, is incorporated herein by reference to Exhibit (m)(327) of Post-Effective Amendment No. 150.

(342)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Fidelity Advisor Sustainable Target Date 2010 Fund: Class M, is incorporated herein by reference to Exhibit (m)(328) of Post-Effective Amendment No. 150.

(343)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Fidelity Advisor Sustainable Target Date 2010 Fund: Class C, is incorporated herein by reference to Exhibit (m)(329) of Post-Effective Amendment No. 150.

(344)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Fidelity Advisor Sustainable Target Date 2010 Fund: Class I, is incorporated herein by reference to Exhibit (m)(330) of Post-Effective Amendment No. 150.

(345)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2010 Fund: Fidelity Advisor Sustainable Target Date 2010 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(331) of Post-Effective Amendment No. 150.

(346)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund is incorporated herein by reference to Exhibit (m)(333) of Post-Effective Amendment No. 150.

(347)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Class K, is incorporated herein by reference to Exhibit (m)(334) of Post-Effective Amendment No. 150.

(348)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(335) of Post-Effective Amendment No. 150.

(349)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Fidelity Advisor Sustainable Target Date 2015 Fund: Class A, is incorporated herein by reference to Exhibit (m)(336) of Post-Effective Amendment No. 150.

(350)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Fidelity Advisor Sustainable Target Date 2015 Fund: Class M, is incorporated herein by reference to Exhibit (m)(337) of Post-Effective Amendment No. 150.

(351)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Fidelity Advisor Sustainable Target Date 2015 Fund: Class C, is incorporated herein by reference to Exhibit (m)(338) of Post-Effective Amendment No. 150.

(352)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Fidelity Advisor Sustainable Target Date 2015 Fund: Class I, is incorporated herein by reference to Exhibit (m)(339) of Post-Effective Amendment No. 150.

(353)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2015 Fund: Fidelity Advisor Sustainable Target Date 2015 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(340) of Post-Effective Amendment No. 150.

(354)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund is incorporated herein by reference to Exhibit (m)(342) of Post-Effective Amendment No. 150.

(355)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Class K, is incorporated herein by reference to Exhibit (m)(343) of Post-Effective Amendment No. 150.

(356)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(344) of Post-Effective Amendment No. 150.

(357)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Fidelity Advisor Sustainable Target Date 2020 Fund: Class A, is incorporated herein by reference to Exhibit (m)(345) of Post-Effective Amendment No. 150.

(358)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Fidelity Advisor Sustainable Target Date 2020 Fund: Class M, is incorporated herein by reference to Exhibit (m)(346) of Post-Effective Amendment No. 150.

(359)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Fidelity Advisor Sustainable Target Date 2020 Fund: Class C, is incorporated herein by reference to Exhibit (m)(347) of Post-Effective Amendment No. 150.

(360)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Fidelity Advisor Sustainable Target Date 2020 Fund: Class I, is incorporated herein by reference to Exhibit (m)(348) of Post-Effective Amendment No. 150.

(361)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2020 Fund: Fidelity Advisor Sustainable Target Date 2020 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(349) of Post-Effective Amendment No. 150.

(362)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund is incorporated herein by reference to Exhibit (m)(351) of Post-Effective Amendment No. 150.

(363)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Class K, is incorporated herein by reference to Exhibit (m)(352) of Post-Effective Amendment No. 150.

(364)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(353) of Post-Effective Amendment No. 150.

(365)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Fidelity Advisor Sustainable Target Date 2025 Fund: Class A, is incorporated herein by reference to Exhibit (m)(354) of Post-Effective Amendment No. 150.

(366)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Fidelity Advisor Sustainable Target Date 2025 Fund: Class M, is incorporated herein by reference to Exhibit (m)(355) of Post-Effective Amendment No. 150.

(367)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Fidelity Advisor Sustainable Target Date 2025 Fund: Class C, is incorporated herein by reference to Exhibit (m)(356) of Post-Effective Amendment No. 150.

(368)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Fidelity Advisor Sustainable Target Date 2025 Fund: Class I, is incorporated herein by reference to Exhibit (m)(357) of Post-Effective Amendment No. 150.

(369)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2025 Fund: Fidelity Advisor Sustainable Target Date 2025 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(358) of Post-Effective Amendment No. 150.

(370)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund is incorporated herein by reference to Exhibit (m)(360) of Post-Effective Amendment No. 150.

(371)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Class K, is incorporated herein by reference to Exhibit (m)(361) of Post-Effective Amendment No. 150.

(372)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(362) of Post-Effective Amendment No. 150.

(373)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Fidelity Advisor Sustainable Target Date 2030 Fund: Class A, is incorporated herein by reference to Exhibit (m)(363) of Post-Effective Amendment No. 150.

(374)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Fidelity Advisor Sustainable Target Date 2030 Fund: Class M, is incorporated herein by reference to Exhibit (m)(364) of Post-Effective Amendment No. 150.

(375)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Fidelity Advisor Sustainable Target Date 2030 Fund: Class C, is incorporated herein by reference to Exhibit (m)(365) of Post-Effective Amendment No. 150.

(376)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Fidelity Advisor Sustainable Target Date 2030 Fund: Class I, is incorporated herein by reference to Exhibit (m)(366) of Post-Effective Amendment No. 150.

(377)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2030 Fund: Fidelity Advisor Sustainable Target Date 2030 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(367) of Post-Effective Amendment No. 150.

(378)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund is incorporated herein by reference to Exhibit (m)(369) of Post-Effective Amendment No. 150.

(379)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Class K, is incorporated herein by reference to Exhibit (m)(370) of Post-Effective Amendment No. 150.

(380)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(371) of Post-Effective Amendment No. 150.

(381)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Fidelity Advisor Sustainable Target Date 2035 Fund: Class A, is incorporated herein by reference to Exhibit (m)(372) of Post-Effective Amendment No. 150.

(382)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Fidelity Advisor Sustainable Target Date 2035 Fund: Class M, is incorporated herein by reference to Exhibit (m)(373) of Post-Effective Amendment No. 150.

(383)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Fidelity Advisor Sustainable Target Date 2035 Fund: Class C, is incorporated herein by reference to Exhibit (m)(374) of Post-Effective Amendment No. 150.

(384)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Fidelity Advisor Sustainable Target Date 2035 Fund: Class I, is incorporated herein by reference to Exhibit (m)(375) of Post-Effective Amendment No. 150.

(385)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2035 Fund: Fidelity Advisor Sustainable Target Date 2035 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(376) of Post-Effective Amendment No. 150.

(386)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund is incorporated herein by reference to Exhibit (m)(378) of Post-Effective Amendment No. 150.

(387)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Class K, is incorporated herein by reference to Exhibit (m)(379) of Post-Effective Amendment No. 150.

(388)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(380) of Post-Effective Amendment No. 150.

(389)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Fidelity Advisor Sustainable Target Date 2040 Fund: Class A, is incorporated herein by reference to Exhibit (m)(381) of Post-Effective Amendment No. 150.

(390)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Fidelity Advisor Sustainable Target Date 2040 Fund: Class M, is incorporated herein by reference to Exhibit (m)(382) of Post-Effective Amendment No. 150.

(391)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Fidelity Advisor Sustainable Target Date 2040 Fund: Class C, is incorporated herein by reference to Exhibit (m)(383) of Post-Effective Amendment No. 150.

(392)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Fidelity Advisor Sustainable Target Date 2040 Fund: Class I, is incorporated herein by reference to Exhibit (m)(384) of Post-Effective Amendment No. 150.

(393)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2040 Fund: Fidelity Advisor Sustainable Target Date 2040 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(385) of Post-Effective Amendment No. 150.

(394)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund is incorporated herein by reference to Exhibit (m)(387) of Post-Effective Amendment No. 150.

(395)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Class K, is incorporated herein by reference to Exhibit (m)(388) of Post-Effective Amendment No. 150.

(396)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(389) of Post-Effective Amendment No. 150.

(397)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Fidelity Advisor Sustainable Target Date 2045 Fund: Class A, is incorporated herein by reference to Exhibit (m)(390) of Post-Effective Amendment No. 150.

(398)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Fidelity Advisor Sustainable Target Date 2045 Fund: Class M, is incorporated herein by reference to Exhibit (m)(391) of Post-Effective Amendment No. 150.

(399)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Fidelity Advisor Sustainable Target Date 2045 Fund: Class C, is incorporated herein by reference to Exhibit (m)(392) of Post-Effective Amendment No. 150.

(400)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Fidelity Advisor Sustainable Target Date 2045 Fund: Class I, is incorporated herein by reference to Exhibit (m)(393) of Post-Effective Amendment No. 150.

(401)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2045 Fund: Fidelity Advisor Sustainable Target Date 2045 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(394) of Post-Effective Amendment No. 150.

(402)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund is incorporated herein by reference to Exhibit (m)(396) of Post-Effective Amendment No. 150.

(403)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Class K, is incorporated herein by reference to Exhibit (m)(397) of Post-Effective Amendment No. 150.

(404)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(398) of Post-Effective Amendment No. 150.

(405)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Fidelity Advisor Sustainable Target Date 2050 Fund: Class A, is incorporated herein by reference to Exhibit (m)(399) of Post-Effective Amendment No. 150.

(406)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Fidelity Advisor Sustainable Target Date 2050 Fund: Class M, is incorporated herein by reference to Exhibit (m)(400) of Post-Effective Amendment No. 150.

(407)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Fidelity Advisor Sustainable Target Date 2050 Fund: Class C, is incorporated herein by reference to Exhibit (m)(401) of Post-Effective Amendment No. 150.

(408)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Fidelity Advisor Sustainable Target Date 2050 Fund: Class I, is incorporated herein by reference to Exhibit (m)(402) of Post-Effective Amendment No. 150.

(409)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2050 Fund: Fidelity Advisor Sustainable Target Date 2050 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(403) of Post-Effective Amendment No. 150.

(410)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund is incorporated herein by reference to Exhibit (m)(405) of Post-Effective Amendment No. 150.

(411)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Class K, is incorporated herein by reference to Exhibit (m)(406) of Post-Effective Amendment No. 150.

(412)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(407) of Post-Effective Amendment No. 150.

(413)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Fidelity Advisor Sustainable Target Date 2055 Fund: Class A, is incorporated herein by reference to Exhibit (m)(408) of Post-Effective Amendment No. 150.

(414)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Fidelity Advisor Sustainable Target Date 2055 Fund: Class M, is incorporated herein by reference to Exhibit (m)(409) of Post-Effective Amendment No. 150.

(415)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Fidelity Advisor Sustainable Target Date 2055 Fund: Class C, is incorporated herein by reference to Exhibit (m)(410) of Post-Effective Amendment No. 150.

(416)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Fidelity Advisor Sustainable Target Date 2055 Fund: Class I, is incorporated herein by reference to Exhibit (m)(411) of Post-Effective Amendment No. 150.

(417)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2055 Fund: Fidelity Advisor Sustainable Target Date 2055 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(412) of Post-Effective Amendment No. 150.

(418)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund is incorporated herein by reference to Exhibit (m)(414) of Post-Effective Amendment No. 150.

(419)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Class K, is incorporated herein by reference to Exhibit (m)(415) of Post-Effective Amendment No. 150.

(420)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(416) of Post-Effective Amendment No. 150.

(421)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Fidelity Advisor Sustainable Target Date 2060 Fund: Class A, is incorporated herein by reference to Exhibit (m)(417) of Post-Effective Amendment No. 150.

(422)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Fidelity Advisor Sustainable Target Date 2060 Fund: Class M, is incorporated herein by reference to Exhibit (m)(418) of Post-Effective Amendment No. 150.

(423)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Fidelity Advisor Sustainable Target Date 2060 Fund: Class C, is incorporated herein by reference to Exhibit (m)(419) of Post-Effective Amendment No. 150.

(424)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Fidelity Advisor Sustainable Target Date 2060 Fund: Class I, is incorporated herein by reference to Exhibit (m)(420) of Post-Effective Amendment No. 150.

(425)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2060 Fund: Fidelity Advisor Sustainable Target Date 2060 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(421) of Post-Effective Amendment No. 150.

(426)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund is incorporated herein by reference to Exhibit (m)(423) of Post-Effective Amendment No. 150.

(427)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Class K, is incorporated herein by reference to Exhibit (m)(424) of Post-Effective Amendment No. 150.

(428)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(425) of Post-Effective Amendment No. 150.

(429)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Fidelity Advisor Sustainable Target Date 2065 Fund: Class A, is incorporated herein by reference to Exhibit (m)(426) of Post-Effective Amendment No. 150.

(430)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Fidelity Advisor Sustainable Target Date 2065 Fund: Class M, is incorporated herein by reference to Exhibit (m)(427) of Post-Effective Amendment No. 150.

(431)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Fidelity Advisor Sustainable Target Date 2065 Fund: Class C, is incorporated herein by reference to Exhibit (m)(428) of Post-Effective Amendment No. 150.

(432)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Fidelity Advisor Sustainable Target Date 2065 Fund: Class I, is incorporated herein by reference to Exhibit (m)(429) of Post-Effective Amendment No. 150.

(433)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2065 Fund: Fidelity Advisor Sustainable Target Date 2065 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(430) of Post-Effective Amendment No. 150.

(434)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund, is incorporated herein by reference to Exhibit (m)(428) of Post-Effective Amendment No. 162.

(435)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Class K, is incorporated herein by reference to Exhibit (m)(429) of Post-Effective Amendment No. 162.

(436)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Class K6, is incorporated herein by reference to Exhibit (m)(430) of Post-Effective Amendment No. 162.

(437)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Fidelity Advisor Sustainable Target Date 2070 Fund: Class A, is incorporated herein by reference to Exhibit (m)(431) of Post-Effective Amendment No. 162.

(438)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Fidelity Advisor Sustainable Target Date 2070 Fund: Class M, is incorporated herein by reference to Exhibit (m)(432) of Post-Effective Amendment No. 162.

(439)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Fidelity Advisor Sustainable Target Date 2070 Fund: Class C, is incorporated herein by reference to Exhibit (m)(433) of Post-Effective Amendment No. 162.

(440)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Fidelity Advisor Sustainable Target Date 2070 Fund: Class I, is incorporated herein by reference to Exhibit (m)(434) of Post-Effective Amendment No. 162.

(441)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date 2070 Fund: Fidelity Advisor Sustainable Target Date 2070 Fund: Class Z, is incorporated herein by reference to Exhibit (m)(435) of Post-Effective Amendment No. 162.

(442)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund) is incorporated herein by reference to Exhibit (m)(432) of Post-Effective Amendment No. 150.

(443)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Class K, is incorporated herein by reference to Exhibit (m)(433) of Post-Effective Amendment No. 150.

(444)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Class K6, is incorporated herein by reference to Exhibit (m)(434) of Post-Effective Amendment No. 150.

(445)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Fidelity Advisor Sustainable Target Date Income Fund (currently known as Fidelity Advisor Sustainable Target Date Index Retirement Fund): Class A, is incorporated herein by reference to Exhibit (m)(435) of Post-Effective Amendment No. 150.

(446)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Fidelity Advisor Sustainable Target Date Income Fund (currently known as Fidelity Advisor Sustainable Target Date Index Retirement Fund): Class M, is incorporated herein by reference to Exhibit (m)(436) of Post-Effective Amendment No. 150.

(447)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Fidelity Advisor Sustainable Target Date Income Fund (currently known as Fidelity Advisor Sustainable Target Date Index Retirement Fund): Class C, is incorporated herein by reference to Exhibit (m)(437) of Post-Effective Amendment No. 150.

(448)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Fidelity Advisor Sustainable Target Date Income Fund (currently known as Fidelity Advisor Sustainable Target Date Index Retirement Fund): Class I, is incorporated herein by reference to Exhibit (m)(438) of Post-Effective Amendment No. 150.

(449)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Target Date Income Fund (currently known as Fidelity Sustainable Target Date Index Retirement Fund): Fidelity Advisor Sustainable Target Date Income Fund (currently known as Fidelity Advisor Sustainable Target Date Index Retirement Fund): Class Z, is incorporated herein by reference to Exhibit (m)(439) of Post-Effective Amendment No. 150.

(450)

Amended and Restated Multiple Class of Shares Plan pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated September 18, 2025, on behalf of Fidelity Aberdeen Street Trust on behalf of Fidelity Advisor Freedom 2010 Fund, Fidelity Advisor Freedom 2015 Fund, Fidelity Advisor Freedom 2020 Fund, Fidelity Advisor Freedom 2025 Fund, Fidelity Advisor Freedom 2030 Fund, Fidelity Advisor Freedom 2035 Fund, Fidelity Advisor Freedom 2040 Fund, Fidelity Advisor Freedom 2045 Fund, Fidelity Advisor Freedom 2050 Fund, Fidelity Advisor Freedom 2055 Fund, Fidelity Advisor Freedom 2060 Fund, Fidelity Advisor Freedom 2065 Fund, Fidelity Advisor Freedom 2070 Fund, Fidelity Advisor Freedom Retirement Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2015 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2025 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2035 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom 2045 Fund, Fidelity Freedom 2050 Fund, Fidelity Freedom 2055 Fund, Fidelity Freedom 2060 Fund, Fidelity Freedom 2065 Fund, Fidelity Freedom 2070 Fund, Fidelity Freedom Retirement Fund, Fidelity Freedom Blend 2010 Fund, Fidelity Freedom Blend 2015 Fund, Fidelity Freedom Blend 2020 Fund, Fidelity Freedom Blend 2025 Fund, Fidelity Freedom Blend 2030 Fund, Fidelity Freedom Blend 2035 Fund, Fidelity Freedom Blend 2040 Fund, Fidelity Freedom Blend 2045 Fund, Fidelity Freedom Blend 2050 Fund, Fidelity Freedom Blend 2055 Fund, Fidelity Freedom Blend 2060 Fund, Fidelity Freedom Blend 2065 Fund, Fidelity Freedom Blend 2070 Fund, Fidelity Freedom Blend Retirement Fund, Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2055 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, Fidelity Freedom Index 2070 Fund, Fidelity Freedom Index Retirement Fund, Fidelity Sustainable Target Date 2010 Fund, Fidelity Sustainable Target Date 2015 Fund, Fidelity Sustainable Target Date 2020 Fund, Fidelity Sustainable Target Date 2025 Fund, Fidelity Sustainable Target Date 2030 Fund, Fidelity Sustainable Target Date 2035 Fund, Fidelity Sustainable Target Date 2040 Fund, Fidelity Sustainable Target Date 2045 Fund, Fidelity Sustainable Target Date 2050 Fund, Fidelity Sustainable Target Date 2055 Fund, Fidelity Sustainable Target Date 2060 Fund, Fidelity Sustainable Target Date 2065 Fund, Fidelity Sustainable Target Date 2070 Fund, and Fidelity Sustainable Target Date Retirement Fund, is incorporated herein by reference to Exhibit (n)(1) of Post-Effective Amendment No. 174.

(451)

Schedule I (Fixed-Income), dated December 5, 2025, to the Amended and Restated Multiple Class of Shares Plan pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated September 18, 2025, on behalf of Fidelity Advisor Freedom 2010 Fund, Fidelity Advisor Freedom 2015 Fund, Fidelity Advisor Freedom 2020 Fund, Fidelity Advisor Freedom 2025 Fund, Fidelity Advisor Freedom 2030 Fund, Fidelity Advisor Freedom 2035 Fund, Fidelity Advisor Freedom 2040 Fund, Fidelity Advisor Freedom 2045 Fund, Fidelity Advisor Freedom 2050 Fund, Fidelity Advisor Freedom 2055 Fund, Fidelity Advisor Freedom 2060 Fund, Fidelity Advisor Freedom 2065 Fund, Fidelity Advisor Freedom 2070 Fund, Fidelity Advisor Freedom Retirement Fund, Fidelity Freedom 2010 Fund, Fidelity Freedom 2015 Fund, Fidelity Freedom 2020 Fund, Fidelity Freedom 2025 Fund, Fidelity Freedom 2030 Fund, Fidelity Freedom 2035 Fund, Fidelity Freedom 2040 Fund, Fidelity Freedom 2045 Fund, Fidelity Freedom 2050 Fund, Fidelity Freedom 2055 Fund, Fidelity Freedom 2060 Fund, Fidelity Freedom 2065 Fund, Fidelity Freedom 2070 Fund, Fidelity Freedom Retirement Fund, Fidelity Freedom Blend 2010 Fund, Fidelity Freedom Blend 2015 Fund, Fidelity Freedom Blend 2020 Fund, Fidelity Freedom Blend 2025 Fund, Fidelity Freedom Blend 2030 Fund, Fidelity Freedom Blend 2035 Fund, Fidelity Freedom Blend 2040 Fund, Fidelity Freedom Blend 2045 Fund, Fidelity Freedom Blend 2050 Fund, Fidelity Freedom Blend 2055 Fund, Fidelity Freedom Blend 2060 Fund, Fidelity Freedom Blend 2065 Fund, Fidelity Freedom Blend 2070 Fund, Fidelity Freedom Blend Retirement Fund, Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2055 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, Fidelity Freedom Index 2070 Fund, Fidelity Freedom Index Retirement Fund, Fidelity Sustainable Target Date 2010 Fund, Fidelity Sustainable Target Date 2015 Fund, Fidelity Sustainable Target Date 2020 Fund, Fidelity Sustainable Target Date 2025 Fund, Fidelity Sustainable Target Date 2030 Fund, Fidelity Sustainable Target Date 2035 Fund, Fidelity Sustainable Target Date 2040 Fund, Fidelity Sustainable Target Date 2045 Fund, Fidelity Sustainable Target Date 2050 Fund, Fidelity Sustainable Target Date 2055 Fund, Fidelity Sustainable Target Date 2060 Fund, Fidelity Sustainable Target Date 2065 Fund, Fidelity Sustainable Target Date 2070 Fund, and Fidelity Sustainable Target Date Retirement Fund, is incorporated herein by reference to Exhibit (n)(2) of Post-Effective Amendment No. 174.

(11)	Opinion and consent of counsel Dechert LLP, as to the legality of shares being registered is incorporated herein by reference to Exhibit 11 of Fidelity Aberdeen Street Trust’s N-14.

(12)
Opinion and Consent of counsel Dechert LLP, as to tax matters – is filed herein as Exhibit 12.

(13)	Not applicable.

(14)

(1) Consent of PricewaterhouseCoopers LLP, dated March 4, 2026, is incorporated herein by reference to Exhibit 14(1) of Post-Effective Amendment No. 1.

(2) Consent of Deloitte & Touche LLP, dated March 4, 2026, is incorporated herein by reference to Exhibit 14(2) of Post-Effective Amendment No. 1.

(15)	Not applicable.

(16)	(1) Power of Attorney, dated December 1, 2025, is filed herein as Exhibit 16(1). (2) Power of Attorney, dated December 11, 2025, is filed herein as Exhibit 16(2).

(17)	Not applicable.

Item 17.	Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of the prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each Post-Effective Amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant undertakes to file a post-effective amendment to this registration statement prior to the closing of the Reorganization described in this Registration Statement that contains an opinion of counsel supporting the tax matters discussed in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for the effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 5th day of June 2026.

Fidelity Aberdeen Street Trust
	By	/s/Laura M. Del Prato
||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||		Laura M. Del Prato, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

(Signature)		(Title)	(Date)

/s/Laura M. Del Prato		President and Treasurer	June 5, 2026
Laura M. Del Prato		(Principal Executive Officer)

/s/Stephanie Caron		Chief Financial Officer	June 5, 2026
Stephanie Caron		(Principal Financial Officer)

/s/Abigail P. Johnson	†	Trustee	June 5, 2026
Abigail P. Johnson

/s/Elizabeth S. Acton	*	Trustee	June 5, 2026
Elizabeth S. Acton

/s/Laura M. Bishop	*	Trustee	June 5, 2026
Laura M. Bishop

/s/Ann E. Dunwoody	*	Trustee	June 5, 2026
Ann E. Dunwoody

/s/Robert F. Gartland	*	Trustee	June 5, 2026
Robert F. Gartland

/s/Robert W. Helm	*	Trustee	June 5, 2026
Robert W. Helm

/s/Jennifer Toolin McAuliffe	*	Trustee	June 5, 2026
Jennifer Toolin McAuliffe

/s/Mark A. Murray	*	Trustee	June 5, 2026
Mark A. Murray

/s/Lester Owens	*	Trustee	June 5, 2026
Lester Owens

/s/Christine J. Thompson	*	Trustee	June 5, 2026
Christine J. Thompson

/s/Edward Wiese	*	Trustee	June 5, 2026
Edward Wiese

/s/Carol J. Zierhoffer	*	Trustee	June 5, 2026
Carol J. Zierhoffer

†	By:	/s/ Stephanie J. Brown
Stephanie J. Brown, pursuant to a power of attorney dated December 11, 2025 and filed herewith.
*	By:	/s/Megan C. Johnson
Megan C. Johnson, pursuant to a power of attorney dated December 1, 2025 and filed herewith.